Exhibit 99.1

For Immediate Release

Supertel Hospitality Reports 2015 First Quarter Results

Property Operating Income from Hotels in Continuing Operations Improved 60.6 Percent;
Hotel RevPAR Increased 9.9 Percent

NORFOLK, NE., May 7, 2015 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT), today announced its results for the first quarter ended March 31, 2015.

2015 First Quarter Highlights
•	Property Operating Income (POI) from hotels in continuing operations in the first quarter was $2.4 million compared to $1.5 million the prior year, an increase of 60.6 percent.
•	Reported net earnings attributable to common shareholders of $2.3 million, compared to a loss of $(1.4) million for the 2014 first quarter.
•	Revenue from continuing operations in the first quarter was $12.3 million, compared to $11.3 million for the prior year, an increase of 9.3 percent over the same period.
•	Revenue per available room (RevPAR) for the continuing operations hotels in the first quarter was $35.19, an increase of 9.9 percent over the same 2014 period.
•	Adjusted EBITDA was $1.6 million for the quarter, compared to $1.1 million in the first quarter 2014, an increase of 37.2 percent.
•	Adjusted funds from operations (“AFFO”) was $(1.0) million for the quarter, compared to $(1.9) million in the first quarter 2014.
•	Sold four non-core hotels in the first quarter and three hotels following the close of the quarter.

First Quarter Operating and Financial Results

Supertel’s first quarter 2015 revenue from continuing operations rose 9.3 percent to $12.3 million compared to the same year-ago period. Revenue per available room (RevPAR) improved by 9.9 percent to $35.19 over the RevPAR for the first quarter 2014.  The improved revenue and RevPAR greatly improved POI from continuing operations to $2.4 million compared to $1.5 million in the prior year, a 60.6 percent increase over 2014. Improving overall market conditions in the Washington D.C. market, increased construction activity in the Midwest portfolio and significant capital investments in core hotels have all contributed to the revenue growth.

The company reported net earnings attributable to common shareholders of $2.3 million, or $0.48 and $(0.09) per basic and diluted share, respectively, for the 2015 first quarter, compared to a net loss of $(1.4) million or $(0.47) per basic and diluted share for the same 2014 period. The results reflect a non-cash increase of $2.7 million in unrealized derivative gain related to derivative liabilities.  When the value of the derivatives increases, a loss is recorded and when it decreases, a gain is recorded. One of the key drivers of the value of the derivatives is the market value of the common stock price.

Funds from operations (FFO) was $3.8 million for the 2015 first quarter, compared to $0.2 million in the same 2014 period.  Adjusted funds from operations (AFFO), which is FFO adjusted to exclude gains and losses on derivative liabilities, acquisition and termination expense, and the terminated equity transactions expense, in the 2015 first quarter was $(1.0) million, compared to $(1.9) million in the same 2014 period, a 47.1 percent increase over the prior year.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $5.7 million for the 2015 first quarter, compared to $2.5 million in the same year-ago period, an increase of $3.2 million over the prior year.  Adjusted EBITDA was $1.6 million, compared to $1.1 million for the 2014 first quarter.  Adjusted EBITDA is EBITDA before noncontrolling interest, net gain/loss on disposition of assets, impairment, preferred stock dividends declared and undeclared, unrealized gain/loss on derivatives, acquisition and termination expense, gain on debt conversion and the expenses of the terminated equity transactions.

In the first quarter 2015, the 46-hotel same store portfolio reported a strong increase in RevPAR of 9.9 percent to $35.19, driven by a 5.2 percent improvement in occupancy to 56.2 percent, coupled with a 4.4 percent increase in average daily rate (ADR) to $62.63, compared to the 2014 first quarter.

Disposition Program

In the 2015 first quarter, the company sold four hotels with an aggregate of 296 rooms for combined gross proceeds of $7.5 million. The proceeds were used to pay off underlying loans.

The four sold hotels include:

•	Super 8 in West Plains, MO, sold January 15, 2015, for $1.5 million
•	Super 8 in Green Bay, WI, sold January 29, 2015, for $2.2 million
•	Super 8 in Columbus, GA, sold March 16, 2015, for $0.9 million
•	Sleep Inn & Suites in Omaha, NE, sold March 19, 2015, for $2.9 million

As of March 31, 2015, the company had ten hotels held for sale. Following the close of the 2015 first quarter, the company sold the following hotels:

•	Savannah Suites in Chamblee, GA, sold April 1, 2015, for $4.4 million

•	Savannah Suites in Augusta, GA, sold April 1, 2015, for $3.4 million

•	Super 8 in Batesville, AR, sold April 30, 2015, for $1.5 million

Currently, the company is marketing seven hotels for sale and expects to generate approximately $14.5 million in net proceeds after associated debt repayments.

Subsequent Events

On April 13, 2015, following the close of the 2015 first quarter, the company entered into an agreement to sell two hotels located in Alexandria, Virginia, for a purchase price of $19.0 million. The sale is subject to the completion of the inspection period, without termination by the purchaser and customary closing conditions. Provided the closing conditions are met, the company expects to complete the sale in late spring or early summer.

Capital Reinvestment

The company invested $0.8 million in capital improvements throughout the portfolio in the first quarter 2015 to upgrade its properties and maintain brand standards. Notable capital improvements in the first quarter included the initial phase of renovations at the Rocky Mount, Virginia, Comfort Inn and the Morgantown, West Virginia, Comfort Inn, coupled with upgrades at the newly reflagged Quality Inn in Culpeper, Virginia.

Balance Sheet

The company continued to improve its balance sheet through mortgage debt reduction and loan-term extensions.  During the 2015 first quarter, the company reduced debt by $7.0 million to $85.7 million, primarily through amortization and the sale of non-core assets.

As of March 31, 2015, the company had $36.3 million of debt maturing in 2015 and expects the obligations to be met with the proceeds from the sale of hotels and through refinancing with current or future lenders. No debt matures in 2016.

On February 17, 2015, the company entered into a modification agreement with GE Capital Franchise Finance LLC (GE) to extend the maturity date of the $7.8 million loan to December 15, 2015.

As of March 31, 2015, Supertel had $64.5 million in outstanding debt on its held for use hotels with an average term of 1.9 years and weighted average annual interest rate of 5.8 percent.

Dividends

The company did not declare a dividend on common stock in 2015 first quarter. The company’s board of directors elected to suspend the payment of monthly dividends commencing December 31, 2013 on the outstanding shares of its 8.00% Series A Cumulative Convertible Preferred Stock (NASDAQ: SPPRP), quarterly dividends on the outstanding shares of its 10.00% Series B Preferred Cumulative Stock (NASDAQ: SPPRO), and the quarterly dividends on the outstanding shares of its 6.25% Series C Cumulative Convertible Preferred Stock to preserve capital and improve liquidity.  The board of directors will continue to monitor the dividend policy.

Outlook

“The improvement of RevPAR that we pointed out in our fourth quarter 2014 announcement continued in the first quarter 2015 as our same store hotel portfolio experienced growth of 9.9 percent compared to 8.0 percent RevPAR increase for the total industry,” said Bill Blackham, Supertel’s Chief Executive Officer. “With increased property operating income margins, the flow through caused expanding property operating income and that is driving the increased EBITDA and increased debt service coverage and, more importantly, causing higher hotel values both in our same store hotel portfolio and in the hotels held for sale.

“The company is actively seeking acquisitions as we expand the efforts to recycle capital into newer hotels with higher margins in sectors and markets with characteristics having the potential to create higher shareholder value,” said Blackham. “As this effort is underway, the underlying hotel portfolio appears to be on track to deliver an increased contribution and that should help to accelerate growing the company during this time of transition.”

About Supertel Hospitality, Inc.

Supertel Hospitality, Inc. (NASDAQ: SPPR) is a self-administered real estate investment trust that specializes in the ownership of select-service hotels.  The company currently owns 49 hotels comprising 4,161 rooms in 19 states.  Supertel’s hotels are franchised by a number of the industry’s most well-regarded brand families including Hilton, Choice and Wyndham.  For more information or to make a hotel reservation, visit www.supertelinc.com.

Contact:
Krista Arkfeld, Director of Corporate Communications
karkfeld@supertelinc.com
402-371-2520

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange
Commission.

SELECTED FINANCIAL DATA:
Supertel Hospitality, Inc.
Balance Sheet
As of March 31, 2015 and December 31, 2014
(Dollars in thousands)

	As of
	March 31,	December 31,
	2015	2014
	(unaudited)

ASSETS
Investments in hotel properties	$157,154	$157,174
Less accumulated depreciation	63,862	62,810
	93,292	94,364
Cash and cash equivalents	320	173
Accounts receivable, net of allowance for doubtful accounts of $8 and $25	1,397	1,190
Prepaid expenses and other assets	5,312	4,262
Deferred financing costs, net	1,399	1,637
Investment in hotel properties, held for sale, net	37,880	44,818
	$139,600	$146,444
LIABILITIES AND EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$7,793	$6,666
Derivative liabilities, at fair value	15,514	20,337
Debt related to hotel properties held for sale	21,162	26,710
Long-term debt	64,532	65,977
	109,001	119,690
Redeemable preferred stock
10% Series B, 800,000 shares authorized; $.01 par value, 332,500 shares outstanding, liquidation preference of $8,312	7,662	7,662
EQUITY
Shareholders' equity
Preferred stock, 40,000,000 shares authorized;
8% Series A, 2,500,000 shares authorized, $.01 par value, 803,270 shares outstanding, liquidation preference of $8,033	8	8
6.25% Series C, 3,000,000 shares authorized, $.01 par value, 3,000,000 shares outstanding, liquidation preference of $30,000	30	30
Common stock, $.01 par value, 200,000,000 shares authorized; 4,923,847 and 4,692,965 shares outstanding	49	47
Additional paid-in capital	138,293	137,900
Accumulated deficit	(115,814)	(118,983)
Total shareholders' equity	22,566	19,002
Noncontrolling interest
Noncontrolling interest in consolidated partnership, redemption value $1,139 and $25	371	90
Total equity	22,937	19,092
COMMITMENTS AND CONTINGENCIES
	$139,600	$146,444

Exhibit 99.1

Supertel Hospitality, Inc.
Statement of Operations
For the three months ended March 31, 2015 and 2014
(Dollars in thousands)

	Three Months Ended
	March 31,
	2015	2014
REVENUES
Room rentals and other hotel services	$12,346	$11,291
EXPENSES
Hotel and property operations	9,988	9,823
Depreciation and amortization	1,480	1,603
General and administrative	1,385	985
Terminated equity transactions	0	69
	12,853	12,480
LOSS BEFORE NET GAIN (LOSS) ON DISPOSITIONS OF ASSETS, OTHER INCOME, INTEREST EXPENSE AND INCOME TAXES	(507)	(1,189)
Net gain (loss) on dispositions of assets	13	(25)
Unrealized derivative gain	4,823	2,115
Other income	95	31
Interest expense	(1,527)	(1,729)
Loss on debt extinguishment	(7)	(9)
Impairment	(777)	119
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,113	(687)
Income tax expense	0	0
EARNINGS (LOSS) FROM CONTINUING OPERATIONS	2,113	(687)
Gain from discontinued operations, net of tax	1,337	182
NET EARNINGS (LOSS)	3,450	(505)
Loss (earnings) attributable to noncontrolling interest	(281)	1
NET EARNINGS (LOSS) ATTRIBUTABLE TO CONTROLLING INTERESTS	3,169	(504)
Preferred stock dividends - undeclared	(891)	(847)
NET EARNINGS (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$2,278	$(1,351)
NET EARNINGS (LOSS) PER COMMON SHARE- BASIC AND DILUTED
EPS from continuing operations - Basic	$0.23	$(0.53)
EPS from discontinued operations - Basic	$0.25	$0.06
EPS Basic - Total	$0.48	$(0.47)
EPS Diluted - Total	$(0.09)	$(0.47)
AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS
Income from continuing operations, net of tax	$1,088	$(1,533)
Discontinued operations, net of tax	1,190	182
Net earnings (loss) attributable to common shareholders	$2,278	$(1,351)

Exhibit 99.1

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited - In thousands, except per share data)

	Three months
	ended March 31,
	2015	2014
RECONCILIATION OF NET EARNINGS
(LOSS) TO FFO

Net earnings (loss) attributable to common shareholders	$2,278	$(1,351)
Depreciation and amortization	1,480	1,676
Net gain on disposition of assets	(950)	(143)
Noncontrolling interest	281	(1)
Impairment	732	(28)
FFO available to common shareholders	$3,821	$153
Unrealized gain on derivatives	(4,823)	(2,115)
Terminated equity transactions	0	69
Adjusted FFO - basic and diluted	$(1,002)	$(1,893)

Numerator: diluted FFO
FFO attributable to common shareholders-basic	$3,821	$153
Preferred stock dividends declared and undeclared	506	0
Unrealized (gain) loss on derivatives	(4,823)	0
FFO attributable to common shareholders-diluted	$(496)	$153

Denominator:
Weighted average number of common shares - basic FFO	4,978	2,904
Warrants - Employees	8	0
Restricted stock	1	0
Preferred stock	18,750	0
Warrants	0	0
Weighted average number of common shares - diluted FFO *	23,737	2,904

Weighted average number of common shares Adjusted FFO - basic and diluted	4,978	2,904

FFO per share - basic	$0.77	$0.05
Adjusted FFO per share - basic	$(0.20)	$(0.65)
FFO per share - diluted	$(0.02)	$0.05
Adjusted FFO per share - diluted	$(0.20)	$(0.65)

* The number of weighted average shares of common stock for the three months ended March 31, 2015 is significantly higher than the outstanding shares at March 31, 2014 due to the issuance of common stock from the rights offering during the last month of the second quarter of 2014.

FFO and Adjusted FFO (“AFFO”) are non-GAAP financial measures.  We consider FFO and AFFO to be market accepted measures of an equity REIT's operating performance, which are necessary, along with net earnings (loss), for an understanding of our operating results.  FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and impairment of real estate assets, plus depreciation and amortization. We believe our method of calculating FFO complies with the NAREIT definition. Our interpretation of the NAREIT definition is that noncontrolling interest in net earnings (loss) should be added back to (deducted from) net earnings (loss) as part of reconciling net earnings loss to FFO. AFFO is FFO adjusted to exclude gains or losses on derivative liabilities, which are non-cash charges against income and which do not represent results from our core operations. AFFO also adds back acquisition and termination expense and terminated equity transactions. FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.  FFO and AFFO should not be considered as alternatives to net earnings (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.  All REITs do not calculate FFO and AFFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO and AFFO for similar REITs.

Diluted FFO per share and diluted Adjusted FFO per share are computed after adjusting the numerator and denominator of the basic computation for the effects of any dilutive potential common shares outstanding during the period. The Company’s outstanding stock options and certain warrants to purchase common stock would be antidilutive and are not included in the dilution computation.

We use FFO and AFFO as performance measures to facilitate a periodic evaluation of our operating results relative to those of our peers.  We consider FFO and AFFO to be useful additional measures of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO and AFFO provide a meaningful indication of our performance.

Exhibit 99.1

EBITDA and Adjusted EBITDA
(Unaudited - In thousands)

	Three months
	ended March 31,
	2015	2014

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA
Net earnings (loss) attributable to common shareholders	$2,278	$(1,351)
Interest expense, including discontinued operations	1,672	2,180
Loss on debt extinguishment	7	9
Depreciation and amortization, including discontinued operations	1,480	1,676
Noncontrolling interest	281	(1)
EBITDA	5,718	2,513
Net gain on disposition of assets	(950)	(143)
Impairment	732	(28)
Preferred stock dividends declared and undeclared	891	847
Unrealized gain on derivatives	(4,823)	(2,115)
Terminated equity transactions	0	69
ADJUSTED EBITDA	$1,568	$1,143

EBITDA and Adjusted EBITDA are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate EBITDA and Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though EBITDA and Adjusted EBITDA also do not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we add back noncontrolling interest, net (gain) loss on disposition of assets, preferred stock dividends, acquisition and termination expense and terminated equity transactions which are cash charges. We also add back impairment and unrealized gain or loss on derivatives, which are non-cash charges.

EBITDA and Adjusted EBITDA do not represent cash generated from operating activities determined by GAAP and should not be considered as alternatives to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. EBITDA and Adjusted EBITDA are not measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither do the measurements reflect cash expenditures for long-term assets and other items that have been and will be incurred. EBITDA and Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

Exhibit 99.1

Property Operating Income (POI) – Continuing and Discontinued Operations

This presentation includes non-GAAP financial measures, and should not be considered as an alternative to loss from continuing operations or loss from discontinued operations, net of tax.  The company believes that the presentation of hotel property operating income (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results. Same store results for the quarter are for 46 hotels in continuing operations.

Unaudited-in thousands	Three months
except statistical data:	ended March 31,
	2015	2014
Total Same Store Hotels:
Revenue per available room (RevPAR):	$35.19	$32.03
Average daily room rate (ADR):	$62.63	$59.97
Occupancy percentage:	56.2%	53.4%

Revenue from room rentals and
other hotel services consists of:
Room rental revenue	$11,851	$10,835
Telephone revenue	2	3
Other hotel service revenues	493	453
Total revenue from room rentals and other hotel services	$12,346	$11,291
Hotel and property operations expense
Total hotel and property operations expense	$9,988	$9,823
Property Operating Income ("POI")
Total property operating income	$2,358	$1,468
POI as a percentage of revenue from room rentals and other hotel services
Total POI as a percentage of revenue	19.1%	13.0%

Discontinued Operations

Room rentals and other hotel services
Total room rental and other hotel services	$1,752	$4,248

Hotel and property operations expense
Total hotel and property operations expense	$1,252	$3,619

Property Operating Income ("POI")
Total property operating income	$500	$629

POI as a percentage of revenue from
room rentals and other hotel services
Total POI as a percentage of revenue	28.5%	14.8%

(Unaudited - In thousands, except statistical data)

POI from continuing operations is reconciled to net loss as follows:

	Three months
	ended March 31,
RECONCILIATION OF NET LOSS FROM	2015	2014

Net earnings (loss) from continuing operations	$2,113	$(687)
Depreciation and amortization	1,480	1,603
Net loss on disposition of assets	(13)	25
Derivative gain	(4,823)	(2,115)
Other income	(95)	(31)
Interest expense	1,527	1,729
Loss on debt extinguishment	7	9
General and administrative expense	1,385	985
Terminated equity transactions	0	69
Impairment expense	777	(119)
POI - continuing operations	$2,358	$1,468

POI from discontinued operations is reconciled to loss from discontinued operations, net of tax, as follows:

	Three months
	ended March 31,
	2015	2014
Gain from discontinued operations, net of tax	$1,337	$182
Depreciation and amortization from discontinued operations	0	73
Net gain on disposition of assets from discontinued operations	(937)	(168)
Interest expense from discontinued operations	145	451
Impairment losses from discontinued operations	(45)	91
POI - discontinued operations	$500	$629

	Three months
	ended March 31,
	2015	2014

POI--continuing operations	2,358	1,468
POI--discontinued operations	500	629
Total - POI	$2,858	$2,097

Total POI as a percentage of revenues	20.3%	13.5%

Supertel Hospitality, Inc.
Operating Statistics by Region
For three months ended March 31, 2015 and 2014

	Three months ended March 31, 2015				Three months ended March 31, 2014
	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	106	$30.68	57.8%	$53.10	106	$32.57	60.6%	$53.76
West North Central	1,060	29.55	56.6%	52.21	1,060	26.19	53.2%	49.25
East North Central	723	38.28	56.8%	67.34	723	36.21	55.3%	65.44
Middle Atlantic	142	35.94	60.2%	59.74	142	33.05	60.4%	54.67
South Atlantic	1,096	41.09	54.9%	74.77	1,096	37.47	52.6%	71.17
East South Central	364	36.18	57.2%	63.26	364	29.53	47.5%	62.20
West South Central	176	19.82	52.6%	37.68	176	20.12	53.8%	37.41
Total Continuing Operations	3,667	$35.19	56.2%	$62.63	3,667	$32.03	53.4%	$59.97

States included in the Regions
Mountain	Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic	Pennsylvania
South Atlantic	Florida, Maryland, North Carolina, Virginia and West Virginia
East South Central	Kentucky and Tennessee
West South Central	Louisiana

		Three months ended March 31, 2015				Three months ended March 31, 2014
		Room				Room
Brand		Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Select Service
Upscale
Hilton Garden Inn		100	$74.98	69.9%	$107.29	100	$61.21	57.8%	$105.87
Total Upscale		100	$74.98	69.9%	$107.29	100	$61.21	57.8%	$105.87
Upper Midscale
Comfort Inn / Suites		1,297	41.32	57.1%	72.42	1,297	37.39	54.8%	68.25
Clarion		59	35.15	62.7%	56.03	59	28.04	43.5%	64.49
Total Upper Midscale		1,356	$41.05	57.3%	$71.64	1,356	$36.98	54.3%	$68.12
Midscale
Quality Inn		122	24.81	38.1%	65.17	122	23.62	37.3%	63.40
Total Midscale		122	$24.81	38.1%	$65.17	122	$23.62	37.3%	$63.40
Economy
Days Inn		642	27.60	55.1%	50.10	642	25.66	52.5%	48.92
Super 8		1,246	28.75	56.4%	51.00	1,246	25.60	53.0%	48.27
Other Economy (1)		201	46.35	55.3%	83.82	201	49.37	60.4%	81.77
Total Economy		2,089	$30.09	55.9%	$53.85	2,089	$27.90	53.6%	$52.10

Total Continuing Operations		3,667	$35.19	56.2%	$62.63	3,667	$32.03	53.4%	$59.97

	(1)	Includes Rodeway Inn and Independent Brands